First Amendment
to
Monteagle Funds
Management Agreement

This First Amendment to the Management Agreement (the “Amendment”) is entered into this 17th day of September, 2013, by and between the Monteagle Funds, a Delaware business trust, with its principal office and place of business at 2506 Winford Ave., Nashville, Tennessee, 37211 (the “Trust”); and Nashville Capital Corporation, a Tennessee corporation, with its principal place of business at 2506 Winford Ave., Nashville, Tennessee 37211 (the “Adviser”) with reference to the following facts:

WHEREAS, the Trust and the Adviser entered into an Management Agreement dated May 1, 2009 (the “Agreement”), wherein the Trust engaged the Adviser to perform investment advisory and certain operational services for each series of the Trust listed in Appendix A hereto (each, a "Fund" and collectively, the  "Funds); and

WHEREAS, the Trust is adding a new series called The Texas Fund, and wishes to have the Adviser perform the same investment advisory and operational services for this new series of the Trust; and

WHEREAS, the Trust and the Adviser wish to amend the Agreement as described herein; and

WHEREAS, the Trust and the Adviser each agree that the amendment to the Agreement is not intended to reduce in any manner the nature, quality, level, or extent of services to be rendered by the Adviser to the Trust.

NOW, THEREFORE, it is agreed that the Agreement is hereby amended as follows:

Appendix A (fee schedule) of the Agreement is hereby deleted in its entirety and replaced with the attached, updated Appendix A (fee schedule) which shall be effective September 17, 2013. Except as modified herein, the terms and conditions of the Agreement remain unchanged and in full force and effect.

EXECUTED on the date first above written.

Nashville Capital Corporation

/s/ Larry Corbett
Larry Corbett
President

Monteagle Funds

/s/ Paul Ordonio
Paul Ordonio
President

MONTEAGLE FUNDS
INVESTMENT ADVISORY AGREEMENT

APPENDIX A

ANNUAL FEE RATE AS A % OF THE FUNDS
ADVISER	FUND	OF THE TRUST - NET ASSETS OF THE FUND

Nashville Capital Corporation	Select Value Fund	First $25 Million 1.20%
Next $25 Million 1.115%
Next $50 Million .975%
Over $100 Million .875%

Nashville Capital Corporation	Quality Growth Fund	First $25 Million 1.20%
Next $25 Million 1.115%
Next $50 Million .975%
Over $100 Million .875%

Nashville Capital Corporation	Large-Cap Growth Fund	First $25 Million 1.20%
Next $25 Million 1.115%
Next $50 Million .975%
Over $100 Million .875%

Nashville Capital Corporation	Value Fund	First $25 Million 1.20%
Next $25 Million 1.115%
Next $50 Million .975%
Over $100 Million .875%

Nashville Capital Corporation	Fixed Income Fund	First $25 Million .965%
Next $25 Million .965%
Next $50 Million .845%
Over $100 Million .775%

Nashville Capital Corporation	Informed Investor Fund	First $25 Million 1.20%
Next $25 Million 1.115%
Next $50 Million .975%
Over $100 Million .875%

Nashville Capital Corporation	The Texas Fund	First $10 Million 1.45%
Next $15 Million 1.35%
Next $25 Million 1.25%
Next $50 Million 1.10%
Over $100 Million .95%